REORGANIZATION AND MERGER AGREEMENT


                                 By and Between


                                THE PATAPSCO BANK


                                       and


                         PARKVILLE FEDERAL SAVINGS BANK




                          Dated as of November 12, 2003



     THIS REORGANIZATION AND MERGER AGREEMENT ("Agreement") is dated as of November 12, 2003, by and between The Patapsco Bank, a Maryland-chartered bank ("Patapsco"), on the one hand, and Parkville Federal Savings Bank, a federal savings bank ("Parkville"), on the other hand.


                                   BACKGROUND

     The parties have determined that it would be desirable and in their respective best interests, including the best interests of their respective stockholders for (i) Patapsco to form Patapsco Acquisition Bank ("NewSub") to become a wholly owned subsidiary of Patapsco, and to merge NewSub with and into Parkville (the "Merger"), in accordance with the Plan of Merger (the "Plan of Merger") attached as Exhibit A hereto, pursuant to which each of the issued and outstanding shares of Parkville common stock, $1.00 par value per share ("Parkville Common Stock"), shall be automatically by operation of law converted into the right to receive the Per Share Purchase Price (referred in Section 1.3 below) and the issued and outstanding shares of NewSub common stock shall be converted by operation of law into an equal number of newly issued shares of Parkville Common Stock all of which shall be owned by Patapsco, and (ii) immediately following the Merger, Parkville shall be liquidated into Patapsco (the "Liquidation").

     NOW THEREFORE, in consideration of the premises and mutual promises hereinafter set forth, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:


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



                                    ARTICLE I

                         THE MERGER AND RELATED MATTERS

     1.1 The Merger; Surviving Institution.  Subject to the terms and conditions
         ---------------------------------
of this Agreement, and pursuant to the provisions of the Home Owners' Loan Act, as amended ("HOLA"), the regulations of the Office of Thrift Supervision (the "OTS Regulations"), the Federal Deposit Insurance Act, as amended ("FDIA"), and the Bank Holding Company Act of 1956, as amended ("BHCA"), at the Merger Effective Time (as hereinafter defined), NewSub shall be merged with and into Parkville pursuant to the terms and conditions set forth herein and in the Plan of Merger. The Merger shall have the effects specified in Section 552.13(l) of the OTS Regulations, Section 1.4(e) hereof and the Plan of Merger. Upon consummation of the Merger, the separate corporate existence of NewSub shall cease and Parkville shall continue as the surviving institution (sometimes referred to herein as the "Surviving Institution"). Patapsco may at any time change the method of effecting the Merger if and to the extent it deems such change to be desirable, provided, however, that no such change shall (i) alter
                         --------   -------
or change the amount or kind of consideration to be paid to holders of Parkville Common Stock as provided for in this Agreement, or (ii) materially impede or delay the consummation of the transactions contemplated by this Agreement.

     1.2  Effective  Time of the Merger.  Immediately  following the Closing (as
          -----------------------------
defined in Section 2.1 herein), Parkville and NewSub will each file, or cause to be filed, articles of combination with the Office of Thrift Supervision ("OTS") for the Merger in the form required by and executed in accordance with Section 552.13(j) of the OTS Regulations. The Merger shall become effective at the time and date at which the OTS endorses the articles of combination (or such other later time and date as are specified in the articles of combination) (the "Merger Effective Time"), which shall be immediately following the Closing and on the same day as the Closing if practicable.

     1.3  Conversion  of Shares.  The manner and basis of the  conversion of the
          ---------------------
respective outstanding shares of capital stock of Parkville and NewSub and the consideration which the respective record holders thereof shall be entitled to receive pursuant to the Merger shall be as follows:

     (a) At the Merger Effective Time, by virtue of the Merger and without any action on the part of NewSub or Parkville or the holders of shares of common stock of NewSub or Parkville each outstanding share of Parkville Common Stock issued and outstanding at the Merger Effective Time (except for Dissenting Shares as defined in Section 1.6 hereof and shares referred to in paragraph (b) of this Section 1.3) shall be cancelled and converted into the right to receive cash in the amount of $62.51 "Per Share Purchase Price" (for all holders, the "Aggregate Purchase Price").

     (b) Any shares of Parkville Common Stock that are owned or held by Parkville or any of its subsidiaries (except shares held in any 401(k) plan of Parkville or any Parkville subsidiary or held in a fiduciary capacity) or by Patapsco or any of Patapsco's subsidiaries (other than in a fiduciary capacity) at the Merger Effective Time shall cease to exist, and the certificates for such shares shall as promptly as practicable be canceled.

     (c) Each exercisable stock option for shares of Parkville Common Stock held by David D. Martin shall be canceled and he shall be entitled to receive, in lieu of each share of Parkville Common Stock that would otherwise have been issuable upon the exercise thereof, a cash payment equal to $489,000. The cash payment to Mr. Martin for the stock options shall be paid by Patapsco to Mr. Martin at or prior to the Closing and shall be subject to all applicable federal and state tax withholding obligations. The outstanding stock options to be canceled in exchange for payment pursuant to the immediately preceding sentence shall not be deemed to be stock options issued and outstanding immediately prior to the Effective Time.

     (d) Each share of common stock of NewSub issued and outstanding immediately prior to the Merger Effective Time shall, automatically by virtue of the effectiveness of the Merger and without necessity of any action on the part of the holder thereof, be canceled and converted into an equal number of shares of common stock of the Surviving Institution.

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

     (e) At the Merger Effective Time, the holders of certificates representing shares of Parkville Common Stock shall cease to have any rights as stockholders of Parkville, except the right to receive such holders' pro rata share of the Aggregate Purchase Price as provided herein.

     1.4 Surviving Institution in the Merger.
         ------------------------------------

     (a) The name of the Surviving Institution in the Merger shall be "Parkville Federal Savings Bank."

     (b) The Charter of Parkville as in effect on the Merger Effective Time shall be the Charter of the Surviving Institution.

     (c) The bylaws of Parkville, together with all amendments thereto, if any, as in effect immediately prior to the Merger Effective Time, shall thereafter be the bylaws of the Surviving Institution, until amended as provided therein or by law.

     (d) The directors of the Surviving Institution after the Merger Effective Time, who shall hold office until their resignation or removal or until their successors have been elected and qualified in accordance with law and the Surviving Institution's Charter and bylaws shall be those persons designated by Patapsco.

     (e) From and after the Merger Effective Time:

          (i) The Surviving Institution shall possess all the rights, privileges, immunities, and franchises, of a public or a private nature, of each of Parkville and NewSub, and all property, real, personal and mixed, and all debts due on whatever account, including subscriptions to shares, and all other chooses in action, and all and every other interest, of or belonging to or due to each of Parkville and NewSub, shall be taken and deemed to be transferred to and vested in the Surviving Institution without further act or deed; and the title to any real estate, or any interest therein, vested in either Parkville or NewSub shall not revert or be in any way impaired by reason of the Merger.

          (ii) The Surviving Institution shall be responsible and liable for all the liabilities and obligations of each of Parkville and NewSub. Any claim existing, or action or proceeding pending by or against Parkville or NewSub may be prosecuted to judgment as if the Merger had not taken place, or the Surviving Institution may be substituted in its place. Neither the rights of creditors nor any liens upon the property of either Parkville or NewSub shall be impaired by the Merger.

     1.5 Exchange of Shares for Cash.
         ---------------------------

     (a) Patapsco shall act as exchange agent ("Agent"), for the benefit of the holders of Parkville Common Stock. Immediately prior to the Merger Effective Time, the Patapsco shall deposit into a segregated account at Patapsco, such funds as may be payable in connection with the Aggregate Purchase Price.

     (b) Each holder of a certificate or certificates theretofore evidencing outstanding shares of Parkville Common Stock (other than as provided in Section 1.3(b)), upon surrender of such certificate or certificates and an executed letter of transmittal to the Agent, shall be entitled to receive the product of
(i) the Per Share Purchase Price and (ii) the number of shares of Parkville Common Stock represented by such certificate or certificates (such product being referred to herein as the "Merger Consideration"). At the Closing (as defined in
Section 2.1 herein), Parkville shall provide the Patapsco with mailing labels for its stockholders of record as of the Merger Effective Time, and within five business days after the Merger Effective Time, the Agent will send to each Parkville stockholder of record at the Merger Effective Time a letter of transmittal and instructions for surrendering to the Agent outstanding certificates formerly evidencing Parkville Common Stock in exchange for the Merger Consideration. Upon surrender, each certificate evidencing Parkville Common Stock shall be canceled.



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

     (c) Until surrendered as provided in this Section 1.5, each outstanding certificate which, prior to the Merger Effective Time, represented Parkville Common Stock (other than shares canceled at the Merger Effective Time pursuant to Section 1.3(b) hereof) will be deemed for all purposes to evidence ownership of the right to receive cash payable for the Merger Consideration. After the Merger Effective Time, there shall be no further registration of transfers on the records of Parkville of outstanding certificates formerly representing shares of Parkville Common Stock and, if a certificate formerly representing such shares is presented to the Patapsco, it shall be forwarded to the Agent for cancellation and exchange for cash representing the Merger Consideration as herein provided.

     (d) All cash paid upon the surrender for exchange of Parkville Common Stock as provided herein shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Parkville Common Stock.

     (e) In the event any certificate for Parkville Common Stock shall have been lost, stolen or destroyed, the Agent shall issue in exchange for such lost, stolen or destroyed certificate, upon the making of an affidavit of that fact by the holder thereof, cash for the Merger Consideration, as may be required pursuant hereto; provided, however, that Patapsco may, in its reasonable discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate to deliver a bond in such sum as it may direct as indemnity against any claim that may be made against Patapsco, Parkville, the Agent or any other party with respect to the certificate alleged to have been lost, stolen or destroyed.

     (f) Any portion of the Merger Consideration which remains undistributed by the Agent to the holders of Parkville Common Stock six months after the Effective Time shall be deemed property of Patapsco and any holders of Parkville Common Stock who have not theretofore complied with Section 1.5(b) shall thereafter look only to Patapsco as creditors with respect to the Merger Consideration with respect to which their shares of Parkville Common Stock was formerly represented and to which such holders are entitled pursuant to Section
1.3 of this Agreement. Any such portion of the Merger Consideration remaining unclaimed by holders of Parkville Common Stock five years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become subject to the abandoned property law of any jurisdiction) shall, to the extent permitted by law, become the property of Patapsco free and clear of any claims or interest of any person previously entitled thereto.

     1.6 Dissenting Shares.  Except for purposes of determining the total number
         -----------------
of shares of Parkville Common Stock issued and outstanding immediately prior to the Merger Effective Time, the provisions of Sections 1.3 and 1.5 hereof shall not apply to any shares of Parkville Common Stock that shall be held by holders who properly demand the relief to which dissenting stockholders are entitled under Section 552.14 of the OTS Regulations ("Dissenting Shares"), it being intended that any holder of Dissenting Shares shall have in consideration for the cancellation of such Dissenting Shares only such rights as may be given to such holder under the OTS Regulations, including the right to require that such holder's Dissenting Shares be purchased at their fair value, in the manner and subject to the procedures and conditions therein provided, unless and until the holder shall have failed to perfect, or shall have effectively withdrawn or lost, such holder's right to receive such payment for such holder's shares of Parkville Common Stock under the OTS Regulations, at which time such shares shall be canceled and converted into the right to receive the Merger Consideration only, and no other consideration.

     1.7  Stockholders'  Meeting.  Parkville shall, at the earliest  practicable
          ----------------------
date, hold a meeting of its stockholders to submit for stockholder approval this Agreement and the Plan of Merger. The affirmative vote of the holders of at least two-thirds of the issued and outstanding shares of Parkville Common Stock shall be required for such approval.

     1.8 Deposit/Downpayment.  Parkville acknowledges the receipt of the payment
         -------------------
of $100,000.00 (the "Downpayment") from Patapsco that will apply toward the payment of the Merger Consideration. If Parkville fails to satisfy any of the conditions set forth in Section 6.2 or if this Agreement is terminated following a Termination Event as set forth in Section 7.2(b) and (c), under this Agreement, Parkville agrees to refund the Downpayment in full to Patapsco within one business day following such events. If this Agreement is terminated for any other reason, the Downpayment shall be forfeited by Patapsco and retained by Parkville.


                                   ARTICLE II

                                     CLOSING

     2.1 The  Closing.  The  closing of the  transactions  provided  for in this
         ------------
Agreement (the "Closing") shall take place at the home office of Patapsco or at a place mutually agreed upon by the parties, no later than thirty days after the satisfaction or waiver of all conditions and obligations contained in Article VI of this Agreement (the date of the closing is sometimes referred to in this Agreement as the "Closing Date"). On the Closing Date, all documents required to be delivered hereunder by the parties shall be so delivered.


                                   ARTICLE III

                   REPRESENTATIONS AND WARRANTIES OF PARKVILLE

     Parkville  represents and warrants to Patapsco that, except as disclosed in
Schedule I delivered by Parkville to Patapsco concurrently with or prior to the date of execution of this Agreement:

     3.1 Organization,  Good Standing, Authority, Insurance, Etc. Parkville is a
         -------------------------------------------------------
savings bank duly organized and validly existing under the laws of the United States. Schedule I lists each "subsidiary" of Parkville (individually a "Parkville Subsidiary"). Each of the Parkville Subsidiaries is duly organized, validly existing and in good standing under the laws of the respective jurisdiction under which it is organized. Each of Parkville and each Parkville Subsidiary has all requisite power and authority and is duly qualified and licensed to own, lease and operate its properties and conduct its business as it is now being conducted. Parkville has delivered to Patapsco a true, complete and correct copy of the charter, articles of incorporation, or other organizing document and the bylaws of Parkville and each Parkville Subsidiary. Parkville and each Parkville Subsidiary is qualified to do business as a corporation and is in good standing in each jurisdiction in which qualification is necessary under applicable law, except to the extent that any failure to so qualify would not, in the aggregate, have a material adverse effect on the business, financial condition or results of operations of Parkville and the Parkville Subsidiaries, taken as a whole. All eligible accounts issued by Parkville are insured by the Savings Association Insurance Fund ("SAIF") of the Federal Deposit Insurance Corporation ("FDIC") to the maximum extent permitted under applicable law.

     Parkville has delivered to Patapsco copies of the minute books of Parkville and the Parkville Subsidiaries which contain complete and accurate records of all meetings and other corporate actions held or taken of their respective stockholders or stockholders, as the case may be, and Boards of Directors (including the committees of such Boards).

     3.2  Capitalization.  The authorized capital stock of Parkville consists of
          --------------
1,000,000 shares of Parkville Common Stock, of which 67,073 shares were issued and outstanding as of the date of this Agreement. All outstanding shares of Parkville Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. Except as disclosed in Schedule I, there are no options, convertible securities, warrants or other rights (preemptive or otherwise) to purchase or acquire any of Parkville's capital stock from Parkville and no oral or written agreement, contract, arrangement, understanding, plan or instrument of any kind (collectively, "Contract") to which Parkville or any of its affiliates is subject with respect to the issuance, voting or sale of issued or unissued shares of Parkville's capital stock.

     3.3 Ownership of  Subsidiaries.  All the outstanding  shares of the capital
         --------------------------
stock  of  the  Parkville   Subsidiaries   are  validly   issued,   fully  paid,
nonassessable and owned  beneficially and of record by Parkville or an

Parkville Subsidiary free and clear of any lien, claim, charge, restriction or encumbrance (collectively, an "Encumbrance"). There are no options, convertible securities, warrants or other rights (preemptive or otherwise) to purchase or acquire any capital stock of any Parkville Subsidiary and no Contracts to which Parkville or any of its affiliates is subject with respect to the issuance, voting or sale of issued or unissued shares of the capital stock of any of the Parkville Subsidiaries.

     3.4 Parkville Statements. (a) Parkville has delivered to Patapsco a Balance
         --------------------
Sheet, Statement of Income, Statement of Changes in Stockholders' Equity and Statement of Cash Flows as of and for the year ended December 31, 2002, certified by Anderson Associates, LLP. Each of the foregoing financial statements fairly presents the financial condition, assets, liabilities and results of operations of Parkville as of December 31, 2002, and for the twelve months ended December 31, 2002.

     (b) Parkville has previously delivered, Parkville's regulatory reports, consisting of the financial reports, consolidated reports of condition and income, and accompanying schedules, filed by Parkville with all applicable federal regulatory authorities since December 31, 2002 ("Regulatory Reports") to the date hereof. The Regulatory Reports have been, or will be, prepared in accordance with applicable regulatory accounting principles and practices.

     (c) Since January 1, 2001, each of Parkville and the Parkville Subsidiaries has filed all material reports, registrations and statements, together with any required amendments thereto, that it was required to file with any federal, state, municipal or local government, securities, banking, savings and loan, insurance and other governmental or regulatory authority, and the agencies and staffs thereof.

     3.5 Absence of Undisclosed Liabilities. Except (i) as disclosed in Schedule
         ----------------------------------
I, (ii) as reflected, noted or adequately reserved against in the financial statements referred to in Section 3.4(a) herein or the Regulatory Reports, (iii) for deposits and loan commitments incurred in the ordinary course of business consistent with past practice, and (iv) expenses incurred in connection with the transaction contemplated by this Agreement, Parkville and the Parkville Subsidiaries do not have any material liabilities (whether accrued, absolute, contingent or otherwise) of specific application to Parkville or the Parkville Subsidiaries. There exists no set of circumstances that could reasonably be expected to result in any liability or obligation material to Parkville and the Parkville Subsidiaries, taken as a whole, except for transactions effected or actions occurring or omitted to be taken after the date of this Agreement (i) in the ordinary course of business, or (ii) as permitted by this Agreement.

     3.6 Absence of Changes.  Since January 1, 2003, Parkville and the Parkville
         ------------------
Subsidiaries have conducted their respective businesses in the ordinary course of business and, except as disclosed in Section 3.6 of Schedule I, Parkville and the Parkville Subsidiaries have not undergone any change in condition (financial or otherwise), assets, liabilities, business or operations, other than changes in the ordinary course of business which have not been, either in any case or in the aggregate, materially adverse on a consolidated basis. Without limiting the foregoing, except as disclosed in Schedule I, since January 1, 2003 to the date hereof;

     (i) Parkville has not issued, sold, granted, conferred or awarded any of its equity securities or options to acquire its equity securities, or any corporate debt securities which would be classified under generally accepted accounting principles as long-term debt on the consolidated balance sheets of Parkville; (ii) Parkville has not effected any stock split or adjusted, combined, reclassified or otherwise changed its capitalization; (iii) neither Parkville nor any Parkville Subsidiary has discharged or satisfied any material lien or paid any material obligation or liability (absolute or contingent), other than in the ordinary course of business; (iv) neither Parkville nor any Parkville Subsidiary has sold, assigned, transferred, leased, exchanged or otherwise disposed of any of its material properties or assets except for sales in the ordinary course of properties acquired upon foreclosure; (v) except as required by contract or law, neither Parkville nor any Parkville Subsidiary has (A) increased by more than 5% the rate of compensation of, or paid any bonus to, any of its directors, officers or other employees except for non-management employees,
     (B) entered into any new, or amended or supplemented any existing, employment, management, consulting, deferred compensation, severance, or other similar contract, (C) entered into, terminated, or substantially modified any of the Employee Plans (as defined in Section 3.15 hereafter) or (D) agreed to do any of the foregoing; (vi) neither Parkville nor any Parkville Subsidiary has suffered any material damage, destruction or loss, whether as a result of fire, explosion, earthquake, accident, casualty, labor trouble, requisition or taking of property by any regulatory authority, flood, windstorm, embargo, riot, act of God or the enemy, or other casualty or event, and whether or not covered by insurance; and (vii) neither Parkville nor any Parkville Subsidiary has canceled or compromised any debt owed by Parkville or any Parkville Subsidiary.

     3.7 Dividends,  Distributions and Stock Purchases and Sales.  Since January
         -------------------------------------------------------
1, 2003 and except as disclosed in Schedule I, Parkville has not declared, set aside, made or paid any dividend or other distribution in respect of Parkville Common Stock, or purchased, issued or sold any shares of Parkville Common Stock.

     3.8 No Broker's or Finder's  Fees.  No agent,  broker,  investment  banker,
         -----------------------------
person or firm acting on behalf or under authority of Parkville or any of the Parkville Subsidiaries is or will be entitled to any broker's or finder's fee or any other commission or similar fee directly or indirectly in connection with the Merger or any other transaction contemplated hereby.

     3.9 Contracts.  Each written or oral contract  entered into by Parkville or
         ---------
any Parkville Subsidiary (other than deposit and loan contracts with customers entered into by Parkville or any Parkville Subsidiary in the ordinary course of business) that involves aggregate payments or receipts in excess of $10,000 per year, including, without limitation, every agreement, lease, license, indenture, mortgage and other commitment to which Parkville or any Parkville Subsidiary is a party or by which they or any of their properties may be bound (all such contracts involving annual payments in excess of $10,000 being collectively referred to herein as "Material Contracts") is identified in Schedule I. Except as disclosed in Schedule I, all Material Contracts are valid and in full force and effect.

     3.10  Litigation.  Except  as  disclosed  in  Schedule  I: (i)  there is no
           ----------
litigation, investigation or proceeding pending, or, to the knowledge of the senior officers of Parkville, threatened, that involves Parkville or any Parkville Subsidiary or any of their respective properties; and (ii) there are no outstanding orders, writs, injunctions, judgments, decrees, regulations, directives, consent agreements or memoranda of understanding issued by any federal, state or local court or governmental authority or arbitration tribunal issued against or with the consent of Parkville or any Parkville Subsidiary.

     3.11 Compliance with Law.  Parkville and the Parkville  Subsidiaries are in
          -------------------
compliance in all material respects with all laws and regulations applicable to their respective operations or with respect to which compliance is a condition of engaging in the business thereof, except for failures to comply, which, in the aggregate, would not have a material adverse effect on the business, financial condition or results of operations of Parkville and the Parkville Subsidiaries, taken as a whole. Neither Parkville nor any of the Parkville Subsidiaries has received notice from any federal, state or local government or governmental agency of any material violation of any of the above.

     3.12 Corporate Actions. The Board of Directors of Parkville,  by at least a
          -----------------
two-thirds vote has duly authorized its officers to execute and deliver this Agreement and the Plan of Merger and to take all action necessary to consummate the Merger and the other transactions contemplated hereby and thereby.

     3.13 Authority. Except as set forth in Schedule I, the execution,  delivery
          ---------
and performance of this Agreement and the Plan of Merger by Parkville does not violate any of the provisions of, or constitute a breach or default under or give any person the right to terminate or accelerate payment or performance under (i) the Charter or bylaws of Parkville or the articles of incorporation, charter or bylaws of any Parkville Subsidiary, (ii) any regulatory restraint on the acquisition of Parkville or control thereof (subject to receipt of all required regulatory approvals), (iii) any law, rule, ordinance or regulation or judgment, order, decree, award or governmental or non-governmental permit or license to which Parkville or any of the Parkville Subsidiaries is subject, or
(iv) any contract, agreement, lease, note, bond, mortgage, indenture, deed, license or other instrument or obligation (the "Obligations") to which Parkville or any of the Parkville Subsidiaries is a party or is subject or by which any of their properties or assets is bound. Parkville has all requisite corporate power and authority to enter into this Agreement and the Plan of Merger and to perform their respective obligations hereunder and thereunder. Other than the receipt of the Governmental Approvals (as defined in Section 6.1(c)), stockholder approval and the consents specified in Schedule I, with respect to the Obligations, no consents or approvals are required on behalf of Parkville or any of the Parkville Subsidiaries in connection with consummation of the transactions contemplated by this Agreement or the Plan of Merger. This Agreement constitutes the valid and binding obligation of Parkville and is enforceable in accordance with its terms, except as enforceability may be limited by applicable laws relating to bankruptcy, insolvency or creditors' rights generally and general principles of equity.

     3.14 Labor Relations and Employment  Agreements.  Neither Parkville nor any
          ------------------------------------------
Parkville Subsidiary is a party to or bound by any collective bargaining agreement. Parkville and each Parkville Subsidiary enjoy good working relationships with their employees and there are no labor disputes pending, or, to the knowledge of the senior officers of Parkville or threatened, that might materially and adversely affect the condition (financial or otherwise), assets, liabilities, business or operations of Parkville and the Parkville Subsidiaries, taken as a whole. Except as disclosed in Schedule I, neither Parkville nor any Parkville Subsidiary has any employment contract, severance agreement, deferred compensation agreement, consulting agreement or similar obligation ("Employment Obligation") with any director, officer, employee, consultant, stockholder or agent. Neither Parkville nor any Parkville Subsidiary has any contract, plan or arrangement that provides for payments or benefits in certain circumstances which, together with other payments or benefits payable to any participant therein or party thereto, might render any portion of any such payments or benefits subject to disallowance of deduction therefor as a result of the application of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code").

     3.15  Employee  Benefits.  (a) Neither  Parkville  nor any of the Parkville
           ------------------
Subsidiaries maintains any funded deferred compensation plans (including profit sharing, pension, savings or stock bonus plans), unfunded deferred compensation arrangements or employee benefit plans as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), other than any plans ("Parkville Employee Plans") set forth in Schedule I (true and correct copies of which have been delivered to Patapsco). None of Parkville or any of the Parkville Subsidiaries has incurred or reasonably expects to incur any liability to the Pension Benefit Guaranty Corporation except for required premium payments which, to the extent due and payable, have been paid. The Parkville Employee Plans intended to be qualified under Section 401(a) of the Code are so qualified, and Parkville is not aware of any fact which would adversely affect the qualified status of such plans. Except as set forth in
Schedule I, neither Parkville nor any of the Parkville Subsidiaries (a) provides health, medical, death or survivor benefits to any former employee or beneficiary thereof, or (b) maintains any form of current (exclusive of base salary and base wages) or deferred compensation, bonus, stock option, stock appreciation right, benefit, severance pay, retirement, incentive, group or individual health insurance, welfare or similar plan or arrangement for the benefit of any single or class of directors, officers or employees, whether active or retired (collectively "Benefit Arrangements").

     (b) To the knowledge of Parkville: (i) no condition exists that could constitute grounds for the termination of any Employee Plan under Section 4042 of ERISA; (ii) no "prohibited transaction," as defined in Section 406 of ERISA and Section 4975 of the Code, has occurred with respect to any Parkville Employee Plan, or any other employee benefit plan maintained by Parkville or any Parkville Subsidiary; and (iii) neither Parkville nor any Parkville Subsidiary has incurred or expects to incur, directly or indirectly, any liability under Title IV of ERISA arising in connection with the termination of, or a complete or partial withdrawal from, any plan covered or previously covered by Title IV of ERISA.

     (c) Each Parkville Employee Plan and Benefit Arrangement (i) has been administered to date, and will be administered until the Closing, in accordance with their terms and in compliance with the Code, ERISA, and all other applicable rules and regulations, (ii) has, in a timely, accurate, and proper manner, both filed all required government reports and made all required employee communications, and (iii) between the date of this Agreement and the Closing, will complete and file all such required reports.

     3.16 Property and Assets.  Parkville and the  Parkville  Subsidiaries  have
          -------------------
good and marketable title to all of their real property reflected in the financial statements and Regulatory Reports referred to in Section 3.4(a) and

(b) herein and as reflected in Schedule I, or acquired subsequent thereto, free and clear of all Encumbrances, except for (a) such items shown in such financial statements, (b) liens for current real estate taxes not yet delinquent, (c) customary title exceptions that have no material adverse effect upon the value of such property, (d) property sold or transferred in the ordinary course of business since the date of such financial statements, (e) pledges or liens incurred in the ordinary course of business and (f) as otherwise specifically indicated in Schedule I. Except as set forth in Schedule I, Parkville and the Parkville Subsidiaries enjoy peaceful and undisturbed possession under all material leases for the use of real property under which they are the lessee; all of such leases are valid and binding and in full force and effect, and neither Parkville nor any Parkville Subsidiary is in default in any material respect under any such lease. All property and assets material to their business and currently used by Parkville and the Parkville Subsidiaries are, in all material respects, in good operating condition and repair, normal wear and tear excepted.

     3.17 Tax Matters. (a) Except as set forth in Schedule I, Parkville and each
          -----------
of the Parkville Subsidiaries have duly and properly filed all material federal, state, local and other tax returns required to be filed by them and have made timely payments of all taxes due and payable, whether disputed or not; the current status of audits of such returns by the Internal Revenue Service ("IRS") and other applicable agencies is as set forth in Schedule I; and, except as set forth in Schedule I, there is no agreement by Parkville or any Parkville Subsidiary for the extension of time or for the assessment or payment of any taxes payable. Except as set forth in Schedule I, neither the IRS nor any other taxing authority is now asserting or, to the best knowledge of Parkville, threatening to assert, any deficiency or claim for additional taxes (or interest thereon or penalties in connection therewith), nor is Parkville aware of any basis for any such assertion or claim.

     (b) Adequate provision for any federal, state, local, or foreign taxes due or to become due for Parkville or any of the Parkville Subsidiaries for all periods through and including September 30, 2003, has been made, and has been or will be made with respect to periods ending after September 30, 2003.

     3.18 Environmental Matters.  Except as set forth in Schedule I, to the best
          ---------------------
knowledge of Parkville, none of the assets of Parkville and the Parkville Subsidiaries (defined for purposes of this subsection as the real property and tangible personal property owned or leased by Parkville or any Parkville Subsidiary as of the date of this Agreement and as of the Closing Date) contain any hazardous materials (defined as any substance whose nature and/or quantity or existence, use, manufacture or effect render it subject to federal, state or local regulation as potentially injurious to public health or welfare, including, without limitation, friable asbestos or PCBs ("Hazardous Materials") other than in such quantities which are incidental and customary for the maintenance and operation of such assets (e.g., cleaning fluids) or not otherwise likely, in the aggregate, to have a material adverse effect on the financial condition, business or operations of Parkville and the Parkville Subsidiaries, taken as a whole ("Incidental Quantities"). Except as set forth in
Schedule I, to Parkville's best knowledge without inquiry, no collateral securing any loan made by Parkville or any Parkville Subsidiary contains any Hazardous Materials, other than in Incidental Quantities. Neither of Parkville nor any Parkville Subsidiary is aware of, nor has Parkville or any Parkville Subsidiary received written notice from any governmental or regulatory body of any past, present or future conditions, activities, practices or incidents which may interfere with or prevent compliance or continued compliance with hazardous substance laws or any regulation, order, decree, judgment or injunction, issued, entered, promulgated or approved thereunder, or which may give rise to any common law or legal liability, or otherwise form the basis of any claim, action, suit, proceeding, hearing or investigation, with respect of any of them, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling, or the emission, discharge, release or threatened release into the environment, of any pollutant, contaminant or chemical, or industrial, toxic or hazardous substance or waste. There is no civil, criminal or administrative claim, action, suit, proceeding, hearing or investigation pending or, to the knowledge of Parkville, threatened against Parkville or any Parkville Subsidiary relating in any way to such hazardous substance laws or any regulation, order, decree, judgment or injunction issued, entered, promulgated or approved thereunder.

     3.19 Governmental Approvals and Other Conditions. Parkville is not aware of
          -------------------------------------------
any reason why (i) the regulatory approvals that are required to be obtained by Patapsco in connection with the transactions contemplated herein and in the Plan of Merger should not be granted, (ii) such regulatory approvals should be conditioned on any requirement that would present a significant impediment to Patapsco's future ability to carry on the current businesses of Parkville upon consummation of the Merger, or (iii) any of the conditions precedent as specified in Article VI to the obligation of either Patapsco and NewSub or Parkville to consummate the transactions contemplated herein are unlikely to be fulfilled within the applicable time period or periods required for satisfaction of such condition or conditions.

     3.20  Asset  Classification.  Schedule I sets  forth a list,  accurate  and
           ---------------------
complete in all material respects, of each loan, extension of credit and other asset of Parkville that has been and remained through September 30, 2003, adversely designated or classified by the Bank or any regulatory authority, separated by category of classification or criticism (the "Asset Classification"); and no amounts of loans, extensions of credit or other assets that have been adversely designated or classified through the date hereof by any representative of any government entity as "Special Mention," "Substandard," "Doubtful," "Loss" or words of similar import are excluded from the amounts disclosed in the Asset Classification, other than amounts of loans, extensions of credit or other assets that were charged off by Parkville before the date hereof.

     3.21 Community  Reinvestment Act.  Parkville's  rating pursuant to its most
          ---------------------------
recent examination by regulatory authorities pursuant to the provisions of the Community Reinvestment Act was a "satisfactory" or better. Parkville has not received any comment letters relating to its Community Reinvestment Act Statement or is otherwise aware of any adverse reaction to such statement.

     3.22 Loan Portfolio.  The allowance for loan losses  reflected and shown on
          --------------
Parkville's June 30, 2003 Call Report is, and will be with respect to Call Reports dated after the date hereof, in the opinion of management of Parkville, adequate to provide for all known and reasonably anticipated possible losses, net of recoveries relating to loans previously charged off, on loans and leases outstanding and accrued interest receivable on non-performing loans as of the date of such Call Report, in accordance with the requirements of regulatory accounting principles. No regulatory authority has requested, in writing for Parkville to increase the allowance for loan losses during fiscal years 2001, 2002 or 2003 that has not been responded to, to the best of Parkville's knowledge, in a manner satisfactory to such regulatory authority.


                                   ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES OF PATAPSCO

     Patapsco  represents and warrants to Parkville that, except as disclosed in
Schedule II delivered by Patapsco to Parkville concurrently with or prior to the date of execution of this Agreement:

     4.1 Organization,  Good Standing, Authority,  Insurance, Etc. Patapsco is a
         ---------------------------------------------------------
commercial bank duly organized, validly existing and in good standing under the laws of the State of Maryland. NewSub, when formed by Patapsco, will be a savings bank which will be duly organized and validly existing under the laws of the United States. Patapsco has delivered to Parkville true, complete and correct copies of their articles of incorporation and bylaws.

     4.2  Litigation.  Except as  disclosed  in Section 4.4 of Schedule  II: (i)
          ----------
there is no litigation, investigation or proceeding pending, or to the knowledge of the senior officers of Patapsco, threatened, that involves Patapsco or any subsidiary or any of their respective properties and that, if determined adversely, would materially and adversely affect the condition (financial or otherwise), assets, liabilities, business or operations of Patapsco and its subsidiaries, taken as a whole; (ii) there are no outstanding orders, writs, injunctions, decrees, consent agreements, memoranda of understanding or other directives of any federal, state or local court or governmental authority or of any arbitration tribunal against or with the consent of Patapsco or any subsidiary that would materially and adversely affect the condition (financial or otherwise), assets, liabilities, business or operations of Patapsco and its subsidiaries, taken as a whole, or restrict in any material manner the right of Patapsco or any subsidiary to conduct its business as presently conducted.

     4.3  Corporate  Actions.  The  Board  of  Directors  of  Patapsco  has duly
          ------------------
authorized their officers to execute and deliver this Agreement and the Plan of Merger, as the case may be, and to take all action necessary to consummate the Merger and the other transactions contemplated hereby and thereby. The stockholders of Patapsco are not required to approve either the Merger or any of the other transactions contemplated by this Agreement or the Plan of Merger.

     4.4 Authority. The execution, delivery and performance of this Agreement by
         ---------
Patapsco and the Plan of Merger by NewSub does not violate any of the provisions of, or constitute a breach or default under or give any person the right to accelerate payment or performance under (i) the articles of incorporation, charter or bylaws of Patapsco or NewSub (when NewSub is formed), (ii) any regulatory restraint on the acquisition by Patapsco of Parkville or control thereof (subject to the receipt of all required regulatory approvals), (iii) any law, rule, ordinance or regulation or judgment, order, decree, award or governmental or non-governmental permit or license to which Patapsco or any subsidiary is subject, or (iv) any contract, agreement, lease, note, bond, mortgage, indenture, deed, license or other instrument or obligation to which Patapsco or any subsidiary is a party or is subject or by which any of their properties or assets is bound. Patapsco has all requisite corporate power and authority to enter into this Agreement and, with respect to NewSub, the Plan of Merger, and to perform their obligations hereunder and thereunder subject to receipt of all required regulatory approvals. Other than the receipt of the Governmental Approvals (as defined in Section 6.1(c)), no consents or approvals are required on behalf of Patapsco or NewSub in connection with consummation of the transactions contemplated by this Agreement. This Agreement constitutes the valid and binding obligation of Patapsco and is enforceable in accordance with its terms, except as enforceability may be limited by applicable laws relating to bankruptcy, insolvency or creditors' rights generally and general principles of equity.

     4.5  Consideration.  At the Closing,  Patapsco will have sufficient cash on
          -------------
hand to pay the Aggregate Purchase Price.

     4.6 Governmental Approvals and Other Conditions. Patapsco is unaware of any
         -------------------------------------------
reason why (i) the regulatory approvals that are required to be obtained by it in connection with the transactions contemplated herein should not be granted, or (ii) such regulatory approvals should be conditioned on any requirement that would present a significant impediment to its future ability to carry on business, or (iii) any of the conditions precedent as specified in Article VI to its obligations to consummate the transactions contemplated herein are unlikely to be fulfilled within the applicable time period or periods required for satisfaction of such condition or conditions.

     4.7 Community Reinvestment Act. The rating of Patapsco pursuant to its most
         --------------------------
recent examination by regulatory authorities pursuant to the provisions of the Community Reinvestment Act, were "satisfactory" or better. To Patapsco's knowledge, it has not received any comment letters relating to its Community Reinvestment Act Statement or is otherwise aware of any adverse reaction to such statement.

     4.8  Patapsco  Statements.  (a)  Patapsco  has  delivered  to  Parkville  a
          --------------------
consolidated Balance Sheet, Statement of Income, Statement of Changes in Stockholders' Equity and Statement of Cash Flows as of and for the year ended June 30, 2003, of Patapsco Bancorp, Inc. certified by Anderson Associates, LLP. To Patapsco's knowledge, each of the foregoing financial statements fairly presents the financial condition, assets, liabilities and results of operations of Patapsco Bancorp, Inc. as of June 30, 2003.

     (b) Patapsco has previously delivered, Patapsco's regulatory reports, consisting of the financial reports, consolidated reports of condition and income, and accompanying schedules, filed by Patapsco with all applicable federal regulatory authorities since December 31, 2002 ("Regulatory Reports") to the date hereof. The Regulatory Reports have been, or will be, prepared in accordance with applicable regulatory accounting principles and practices.

     (c) Since January 1, 2001, each of Patapsco and the subsidiaries has filed all material reports, registrations and statements, together with any required amendments thereto, that they were required to file with any federal, state, municipal or local government, securities, banking, savings and loan, insurance and other governmental or regulatory authority, and the agencies and staffs thereof.

                                    ARTICLE V

                                    COVENANTS

     5.1 Investigations;  Access and Copies.  Between the date of this Agreement
         ----------------------------------
and the Closing, Parkville agrees to give to Patapsco and its representatives and agents full access (to the extent lawful) to all of the premises, books, records and employees of Parkville and the Parkville Subsidiaries at all reasonable times, and to furnish and cause Parkville and the Parkville Subsidiaries to furnish to Patapsco and its agents or representatives access to and true and complete copies of such financial and operating data, all documents with respect to matters to which reference is made in Article III of this Agreement or on any list, schedule or certificate delivered or to be delivered in connection therewith, and such other documents, records, or information with respect to the business and properties of it and the Parkville Subsidiaries as Patapsco or its agents or representatives shall from time to time reasonably request (other than documents or other materials relating to the transactions contemplated herein); provided, however, that any such inspection (a) shall be conducted in such manner as not to interfere unreasonably with the operation of the business of the entity inspected and (b) shall not affect any of the representations and warranties hereunder and provided further that Parkville shall not be required to provide access to its minutes of meetings or records to the extent that they involve a board or management evaluation of whether Patapsco has complied with this Agreement. Patapsco, on one hand, and Parkville, on the other hand, will give prompt written notice to the other party of any event or development (x) which, had it existed or been known on the date of this Agreement, would have been required to be disclosed under this Agreement, (y) which would cause any of their representations and warranties contained herein to be inaccurate or otherwise materially misleading, or (z) which materially relate to the satisfaction of the conditions set forth in Article VI of this Agreement.

     5.2 Conduct of Business of  Parkville.  Between the date of this  Agreement
         ---------------------------------
and the Closing, Parkville agrees:

     (a) That, except as otherwise set forth in Section 5.2 hereof, Parkville and the Parkville Subsidiaries shall conduct their businesses only in the ordinary course, and maintain their books and records in accordance with past practices;

     (b) That Parkville or any Parkville Subsidiaries shall not, without the prior written consent of Patapsco: (i) declare, set aside or pay any dividend or make any other distribution with respect to the capital stock of Parkville or any of the Parkville Subsidiaries or reacquire any of the outstanding shares of Parkville other than any dividend already declared as of the date hereof; (ii) issue or sell or buy any shares of capital stock of Parkville or any Parkville Subsidiary; (iii) effect any stock split, stock dividend or other reclassification of Parkville Common Stock; or (iv) except as required under the terms of David D. Martin's employment agreement as of the date hereof and disclosed in Schedule I, grant any options or issue any warrants exercisable for or securities convertible or exchangeable into capital stock of Parkville or any Parkville Subsidiary or grant any stock appreciation or other rights with respect to shares of capital stock of Parkville or of any Parkville Subsidiary;

     (c) That Parkville and the Parkville Subsidiaries shall not, without the prior written consent of Patapsco (which consent shall not be unreasonably withheld): (i) sell or dispose of any assets of Parkville or of any Parkville
Subsidiary other than the sale of property foreclosed upon or taken at repossession in the ordinary course; (ii) change the charter, charter documents or other governing instruments of Parkville or any Parkville Subsidiary; (iii) other than as required under Mr. Martin's employment agreement as of the date hereof and except for normal salary increases and holiday bonuses consistent with past practice (with no salary increases for officers exceeding 5%) grant to any employee of Parkville or any Parkville Subsidiary an increase in compensation or benefits or pay any bonus; (iv) adopt any new or amend or terminate any existing Employee Plans, Employment Obligations or Benefit Arrangements of any type, except as contemplated herein and in compliance with applicable law; provided, however, that prior to the Closing, Parkville and the Parkville Subsidiaries shall be permitted, consistent with past practices, to make contributions to the Employee Plans and Benefit Arrangements and to renew employee insurance policies; (v) amend or extend the term of any employment agreement disclosed in Schedule I; (vi) authorize severance pay or other benefits for any employee of Parkville or any Parkville Subsidiary except and in accordance with existing agreements; (vii) incur any material obligation or enter into or extend any contract which involves aggregate payments or receipts in excess of $20,000 or which is to be performed over a period of time exceeding one year; (viii) engage in any lending activities, provided, however, that Parkville or any Parkville Subsidiary may, without the prior approval of Patapsco, originate in the ordinary course consistent with past practices, (A) single-family residential loans in amounts of up to $322,000 or less per loan, with loan-to-value ratios of up to 80% or with loan-to-value ratios of over 80% and up to 95% where the loan is covered by private mortgage insurance, (B) other loans in amount of $25,000 or less per loan, or (C) loans pursuant to binding commitments made as of the date hereof;
(ix) originate any loan which, after making such loan, would result in aggregate loans to that borrower exceeding $500,000; (x) form any new subsidiary or cause or permit a material change in the activities presently conducted by any Parkville Subsidiary or make additional investments in subsidiaries; (xi) purchase any equity securities; (xii) make any new investment or renew any investment other than U.S. government and agency securities with maturities of less than three years; (xiii) borrow or agree to borrow any amount of funds, excluding for these purposes borrowings incurred in the ordinary course consistent with past practices and the acceptance of deposits in the ordinary course of business; (xiv) hire any new permanent employees, except that Parkville or any Parkville subsidiary may, without Patapsco's prior approval, hire on market terms any employee to replace a current non-officer employee who terminates employment; (xv) make any capital expenditures exceeding $10,000 in the aggregate; or (xvi) establish new interest and fee schedules related to deposit products or lending products which materially differ from the average interest and fees charged for similar products by financial institutions conducting business in Parkville's primary market area, which, for purposes of this Agreement shall be deemed to be the Parkville's local community as delineated by the Bank pursuant to regulations adopted under the Community Reinvestment Act of 1977.

     5.3 No  Solicitation.  Parkville  will not authorize or permit any officer,
         ----------------
director, employee, investment banker, financial consultant, attorney, accountant or other representative of Parkville or any Parkville Subsidiary, ("Representatives") directly or indirectly, to, initiate, solicit or encourage any "Takeover Proposal" (as such term is defined below). Parkville shall direct and use its best efforts to cause its Representatives to immediately cease any existing discussions or negotiations with any parties conducted heretofore with respect to a Takeover Proposal. Except as the fiduciary duties of Parkville's Board of Directors may otherwise require, Parkville will not authorize or permit its Representatives directly or indirectly to: (A) cooperate with, or furnish or cause to be furnished any non-public information concerning its business, properties or assets to, any person or entity in connection with any Takeover Proposal; (B) negotiate any Takeover Proposal with any person or entity; or (C) enter into any agreement, letter of intent or agreement in principle as to any Takeover Proposal. As used in this Agreement with respect to Parkville, "Takeover Proposal" shall mean any proposal, other than as contemplated by this Agreement, for a merger, purchase of Parkville stock or other business combination involving Parkville or for the acquisition of a ten percent (10%) or greater equity interest in Parkville, or for the acquisition of a substantial portion of the assets of Parkville. Parkville shall notify Patapsco promptly upon it or any Representatives of Parkville or any Parkville Subsidiary becoming aware of the possibility of a Takeover Proposal or having contact initiated with any of them by any party other than Patapsco regarding a significant corporate event.

     5.4 Filing of  Regulatory  Applications.  Patapsco  shall  form  NewSub and
         -----------------------------------
prepare and file as soon as practicable after the date hereof all required applications for regulatory approval of the Merger and the other transactions contemplated herein and in the Plan of Merger. Patapsco shall use all reasonable efforts to obtain prompt approval of each required application.

     5.5 Publicity.  Neither Patapsco,  Parkville nor any of their  subsidiaries
         ---------
shall, without the prior approval of the other, issue or make, or permit any of its directors, employees, officers or agents to issue or make, any press release, disclosure or statement to the press or any third party with respect to the Merger or the other transactions contemplated hereby or by the Plan of Merger, except as required by law. The parties shall cooperate when issuing or making any press release, disclosure or statement with respect to the Merger or the other transactions contemplated hereby.

     5.6  Cooperation  Generally.  Between  the date of this  Agreement  and the
          ----------------------
Closing, Patapsco and Parkville and the Parkville Subsidiaries shall use their best efforts, and take all actions necessary or appropriate (including their joint cooperation and assistance, as necessary, in preparing the regulatory applications), to consummate the Merger and the other transactions contemplated by this Agreement at the earliest practicable date.

     5.7  Additional  Parkville  Statements  and Reports.  As soon as reasonably
          ----------------------------------------------
practicable after they become available, Parkville shall furnish to Patapsco copies of all Regulatory Reports filed by Parkville and, to the extent such documents are prepared by Parkville and/or any Parkville Subsidiary in the ordinary course, a balance sheet and related statement of income, cash flows and changes in stockholders' equity for all periods prior to the Closing. Such financial information will fairly present the financial condition, results of operations and cash flows of Parkville, subject to normal year-end audit adjustments, and any other adjustments described therein, which are not material in any case or in the aggregate.

     5.8  Forbearance  of Patapsco.  Between the date of this  Agreement and the
          ------------------------
Closing, Patapsco shall not, and shall not permit any of its subsidiaries to, without the prior written consent of Parkville, take any action that would materially adversely affect or delay the ability of either Patapsco or NewSub, on one hand, or Parkville, on the other hand, to obtain the Governmental Approvals (as defined in Section 6.1(c) hereof) required for the transactions contemplated by this Agreement or to perform its covenants and agreements under this Agreement.

     5.9  Stockholder  Approvals and Voting  Agreement.  Parkville  shall call a
          --------------------------------------------
meeting of its stockholders to be held for the purpose of voting upon the Merger, the Plan of Merger and related matters, as referred to in Section 1.7 hereof, as soon as practicable, but in no event later than 60 days after the date hereof. In connection with such meeting, the Board of Directors of Parkville shall recommend approval of the Merger, except as the fiduciary duties of Parkville's Board of Directors may otherwise require as determined in consultation with legal counsel. Parkville shall use its best efforts to solicit from its stockholders votes in favor of approval and to take all other action necessary to secure a vote of the holders of the shares of Parkville Common Stock in favor of the Merger.

     To induce Patapsco to enter into this Agreement, Parkville has delivered a letter agreement, in the form attached hereto as Exhibit B (the "Voting
                                                        ----------
Agreement"), entered into by at least two-thirds of the members of Parkville's Board of Directors representing at least 90% of the outstanding Parkville Common Stock (solely in their capacity as stockholders of Parkville) committing these individuals to support the transactions contemplated by this Agreement and the Plan of Merger by, among other things, voting in favor of such transactions at the meeting of Parkville's stockholders to be held for the purpose of voting upon the Merger and related matters and not disposing of any Parkville Common Stock prior to such meeting.


                                   ARTICLE VI

                            CONDITIONS OF THE MERGER;
                            TERMINATION OF AGREEMENT

     6.1 General Conditions. The obligations of the parties to effect the Merger
         ------------------
shall be subject to the following conditions:

     (a)  Stockholder  Approval.  The  holders  of  the  outstanding  shares  of
          ---------------------
Parkville Common Stock shall have approved this Agreement, the Plan of Merger and the Merger by the requisite vote as specified by the OTS Regulations.

     (b) No  Proceedings.  No order shall have been  entered and remain in force
         ---------------
restraining or prohibiting the Merger in any legal, administrative, arbitration, investigatory or other proceedings (collectively, "Proceedings") by any governmental or judicial or other authority.

     (c)  Government  Approvals.  To the extent  required by  applicable  law or
          ---------------------
regulation, all approvals of or filings with any governmental authority (collectively, "Governmental Approvals"), including, without limitation, those of the OTS, the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), and the U.S. Department of Justice shall have been obtained or made and any waiting periods shall have expired in connection with the consummation of the Merger. All other statutory or regulatory requirements for the valid consummation of the Merger and related transactions shall have been satisfied.

     6.2 Conditions to Obligations of Patapsco.  The  obligations of Patapsco to
         -------------------------------------
effect the Merger and the other transactions contemplated herein shall be subject to the following additional conditions:

     (a) Opinion of Counsel for  Parkville.  Patapsco  shall have  received from
         ---------------------------------
counsel to Parkville an opinion dated as of the Closing Date covering the following matters:

          (i) Parkville is a savings bank duly organized and validly existing under the laws of the United States;

          (ii) This Agreement has been duly and validly authorized, executed and delivered by Parkville and the Plan of Merger has been duly and validly authorized, executed and delivered by Parkville, and (assuming that this Agreement is a binding obligation of Patapsco and NewSub and that the Plan of Merger is a binding obligation of NewSub) constitute valid and binding obligations of Parkville, enforceable in accordance with their terms, subject as to enforceability to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and to the application of equitable principles and judicial discretion;

          (iii) To the knowledge of such counsel, no consent or approval, which has not already been obtained, from any governmental authority is required for execution and delivery by Parkville of the Agreement or the Plan of Merger or any of the documents to be executed and delivered by Parkville in connection therewith; and

Such opinion may expressly rely as to matters of fact upon certificates furnished by appropriate officers of Parkville or the Bank or appropriate government officials.

     (b) No Material Adverse Change.  Between the date of this Agreement and the
         --------------------------
Closing Date, there shall not have occurred any material adverse change in the financial condition, business or results of operations of Parkville and the Parkville Subsidiaries, taken as a whole.

     (c) Representations and Warranties to be True; Fulfillment of Covenants and
         -----------------------------------------------------------------------
Conditions. The representations and warranties of Parkville shall be true in all
----------
material respects at the Closing with the same effect as though made at the Closing (or on the date when made in the case of any representation or warranty which specifically relates to an earlier date); except (1) as contemplated by this Agreement, (2) as consented to in writing by Patapsco or (3) for breaches of representations and warranties which would not have, or would not reasonably be expected to have, a material adverse effect on the financial condition, business or operations of Parkville and the Parkville Subsidiaries, taken as a whole; Parkville shall have performed all obligations and complied with each covenant, in all material respects, under this Agreement on their parts to be performed or complied with at or prior to the Closing except for failures to perform or comply with such obligations and covenants which would not have, or would not reasonably be expected to have, any material adverse effect on the financial condition, business or operations of Parkville and the Parkville Subsidiaries, taken as a whole; and Parkville shall have delivered to Patapsco a certificate, dated the Closing Date and signed by its chief executive officer and chief financial officer, to such effect.

     (d) For purposes of this Agreement, the terms "material adverse change" and "material adverse effect" shall exclude any change resulting from (i) changes in laws, regulations, accounting principles and regulatory interpretations applicable to financial institutions generally, (ii) changes in economic conditions including changes in interest rates to the extent that such a change does not affect Parkville to a materially different extent than other similarly situated banking organizations, and (iii) actions taken by Parkville with the consent of Patapsco or pursuant to this Agreement.

     (e) Acceptance of Legal Matters. The form and substance of all legal matters contemplated hereby and all papers delivered hereunder shall be reasonably acceptable to counsel to Patapsco.

     (f) Consents Under Agreements. Parkville shall have obtained the consent or approval of each person (other than the Governmental Approvals) whose consent or approval shall be required in order to permit the change in ownership of Parkville pursuant to the Merger under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, individually or in the aggregate, have a material adverse effect on Patapsco and its subsidiaries taken as a whole or upon the consummation of the transactions contemplated hereby.

     (g) Dissenters Rights. No greater than 5% of the outstanding Parkville Common Stock entitled to vote at the meeting of Parkville's stockholders to be held for the purpose of voting upon the Merger and related matters shall have delivered the written notice of intent to demand payment pursuant to the applicable provisions of the regulations of the OTS.

     6.3 Conditions to Obligations of Parkville. The obligations of Parkville to
         --------------------------------------
effect the Merger and the other transactions contemplated herein shall be subject to the following additional conditions:

     (a) Opinion of Counsel for  Patapsco.  Parkville  shall have  received from
         --------------------------------
counsel to Patapsco an opinion dated as of the Closing Date covering the following matters:

          (i) Patapsco is duly organized, validly existing and in good standing under the laws of the State of Maryland and NewSub is duly organized and validly existing under the laws of the United States;

          (ii) This Agreement has been duly and validly authorized, executed and delivered by Patapsco and the Plan of Merger has been duly and validly authorized, executed and delivered by NewSub and (assuming this Agreement and the Plan of Merger are binding obligations of Parkville) constitute valid and binding obligations of Patapsco and NewSub, as the case may be, enforceable in accordance with their terms, subject as to enforceability to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and to the application of equitable principles and judicial discretion; and

          (iii) To the knowledge of such counsel, no consent or approval, which has not already been obtained from any governmental authority, is required for execution and delivery by Patapsco and NewSub of this Agreement or the Plan of Merger or any of the documents to be executed and delivered by Patapsco or NewSub in connection therewith.

     Such  opinion may  expressly  rely as to matters of fact upon  certificates
furnished  by  appropriate   officers  of  Patapsco  or  NewSub  or  appropriate
government officials.

     (b) Representations and Warranties to be True; Fulfillment of Covenants and
         -----------------------------------------------------------------------
Conditions.  The representations and warranties of Patapsco shall be true in all
----------
material respects at the Closing with the same effect as though made at the Closing (or on the date when made in the case of any representation or warranty which specifically relates to an earlier date) except (i) as contemplated by this Agreement, (2) as consented to in writing by Parkville or (3) for breaches of representations and warranties which would not have, or would not reasonably be expected to have, a material adverse effect on the financial condition, business or operations of Patapsco and its subsidiaries, taken as a whole; Patapsco shall have performed all obligations and complied with each covenant, in all material respects, and all conditions under this Agreement on its part to be performed or complied with at or prior to the Closing except for failure to perform or comply with such obligations and covenants which would not have, or would not reasonably be expected to have, any material adverse effect on the financial condition, business or operations of Patapsco and its subsidiaries, taken as a whole; and Patapsco shall have delivered to Parkville a certificate, dated the Closing Date and signed by its chief executive officer and chief financial officer, to such effect.

     (c)  Acceptance  of Legal  Matters.  The form and  substance  of all  legal
          -----------------------------
matters contemplated hereby and all papers delivered hereunder shall be reasonably acceptable to counsel to Parkville.

     (d) Receipt of Consideration.  The Agent shall have acknowledged in writing
         ------------------------
receipt of the Aggregate Purchase Price for all shares of Parkville Common Stock to be acquired hereunder.

     6.4 Termination of Agreement and Abandonment of Merger.  This Agreement may
         --------------------------------------------------
be terminated at any time before the Closing as provided below:

     (a) Mutual  Consent.  By mutual consent of the parties,  evidenced by their
         ---------------
written agreement.

     (b) Closing  Delay.  At the election of either party,  evidenced by written
         --------------
notice, if the Closing Date shall not have occurred on or before September 30, 2004, or such later date as shall have been agreed to in writing by the parties; provided, however, that the right to terminate under this Section 6.4(b) shall not be available to any party whose failure to perform an obligation hereunder has been the cause of, or has resulted in, the failure of the Closing to occur on or before the date of such written notice.

     (c) Conditions to Patapsco's Performance Not Met. By Patapsco upon delivery
         --------------------------------------------
of written notice of termination to Parkville if any event occurs which renders impossible satisfaction in any material respect one or more of the conditions to the obligations of Patapsco and NewSub to effect the Merger set forth in Sections 6.1 and 6.2 and noncompliance is not waived by Patapsco; provided, however, that the right to terminate under this paragraph shall not be available to Patapsco where it is in material breach of any of its representations, warranties or obligations under this Agreement as of the date of such written notice.

     (d)  Conditions  to  Parkville's  Performance  Not Met. By  Parkville  upon
          -------------------------------------------------
delivery of written notice of termination to Patapsco if any event occurs which renders impossible of satisfaction in any material respect one or more of the conditions to the obligations of Parkville to effect the Merger set forth in Sections 6.1 and 6.3 and noncompliance is not waived by Parkville; provided, however, that the right to terminate under this paragraph shall not be available to Parkville where either of their failure to perform an obligation hereunder has been the cause of, or has resulted in, the failure of the Closing to occur on or before such date.


                                   ARTICLE VII

                 TERMINATION OF OBLIGATIONS; PAYMENT OF EXPENSES

     7.1 Termination;  Survival of Representations and Warranties.  In the event
         --------------------------------------------------------
of the termination and abandonment of this Agreement pursuant to Section 6.4 of this Agreement, this Agreement shall become void and have no effect, except that
(i) the provisions of Sections 5.5 (Publicity), 7.2 (Expenses) and 9.2 (Confidentiality) of this Agreement shall survive any such termination and abandonment, and (ii) a termination pursuant to Sections 6.4(c) or 6.4(d) of this Agreement shall not relieve the breaching party from liability for an uncured willful breach of a representation, warranty, covenant or agreement giving rise to such termination.

     The representations, warranties and agreements of the parties set forth in this Agreement shall not survive the Merger Effective Time, and shall be terminated and extinguished at the Merger Effective Time, and from and after the Merger Effective Time none of the parties hereto shall have any liability to any other party on account of any breach or failure of any of those representations, warranties and agreements; provided, however, that the foregoing clause (i)
                             --------   -------
shall not apply to agreements of the parties which by their terms are intended to be performed after the Merger Effective Time, and (ii) shall not relieve any person for liability for fraud, or willful breach.

     7.2 Payment of Expenses.
         -------------------

     (a) Except to the extent provided in Section 1.8 hereof, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder.

     (b) Notwithstanding any provision in this Agreement to the contrary, in order to induce Patapsco to enter into this Agreement and as a means of compensating Patapsco for the substantial direct and indirect monetary and other costs incurred and to be incurred in connection with this Agreement and the transactions contemplated hereby, Parkville agrees that if this Agreement is terminated by Patapsco pursuant to the terms of this Agreement as a result of a willful breach by Parkville of any of the representations, warranties, agreements or covenants of Parkville set forth herein (and such breach would otherwise have entitled Patapsco to terminate this Agreement as a result thereof), and prior to such termination a Termination Event, as defined in paragraph (c) of this Section 7.2, shall have occurred, Parkville will upon demand pay to Patapsco in immediately available funds $100,000. In addition, the parties agree that Patapsco shall have the right to pursue any and all of its rights and remedies in law or in equity resulting from a termination under this
Section 7.2(b).

     (c) For purposes of this Agreement, a Termination Event shall mean either of the following:

          (i) Parkville or any Parkville Subsidiary, without having received Patapsco's prior written consent, shall have entered into an agreement to engage in an Acquisition Transaction (as defined below) with any person (the term "person" for purposes of this Agreement having the meaning assigned thereto in Sections 3(a)((9) and 13(d)(3) of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder) other than Patapsco or any affiliate of Patapsco (the term "affiliate" for purposes of this Agreement having the meaning assigned thereto in Rule 405 under the Securities Act of 1933) or the Board of Directors of Parkville shall have recommended that the stockholders of Parkville approve or accept any Acquisition Transaction with any person other than Patapsco or any affiliate of Patapsco. For purposes of this Agreement "Acquisition Transaction" shall mean (x) a merger or consolidation, or any similar transaction, involving Parkville, (y) a purchase, lease or other acquisition of all or substantially all of the assets of Parkville or (z) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 25% or more of the equity securities of Parkville; or

          (ii) After a bona fide proposal is made by any person other than Patapsco or any affiliate of Patapsco to Parkville or its stockholders to engage in an Acquisition Transaction, either (A) Parkville shall have breached any covenant or obligation contained in this Agreement and such breach would entitle Patapsco to terminate this Agreement, (B) more than sixty days have passed since the date hereof and the holders of Parkville Common Stock shall not have approved this Agreement at the meeting of such stockholders held for the purpose of voting on this Agreement or such meeting shall have been cancelled within 60 days of the date hereof, or (C) Parkville's Board of Directors shall have withdrawn or modified in a manner adverse to Patapsco the recommendation of Parkville's Board of Directors with respect to this Agreement.

     7.3  Non-Enforceability.  This Agreement is not intended to confer nor does
          ------------------
it confer upon any person other than the parties hereto any rights or remedies hereunder, except with respect to the Merger Consideration and except as contemplated in Sections 8.1 (each of which shall be enforceable by the party intended to be benefited thereby).

                                  ARTICLE VIII

                           CERTAIN FURTHER AGREEMENTS

     8.1 Employees and Benefits.
         ----------------------

     (a) Prior to the Merger Effective Time, and only if requested in writing by Patapsco, Parkville's Board of Directors shall adopt resolutions authorizing and approving the termination of the Parkville's 401K Plan effective on a date prior to the Closing Date, subject to the receipt of all applicable regulatory or governmental approvals necessary or desirable in connection therewith.

     (b) As soon as practicable after the Merger Effective Time subject to the terms of the applicable plans, Parkville employees shall be entitled to participate in all retirement and pension plans sponsored by Patapsco to the extent that Patapsco's current employees are eligible to participate under such plans with past service with Parkville being counted for Parkville employees who become employees of Patapsco ("Transferred Employees") for purposes of eligibility, waiting period and vesting.

     (c) Except as otherwise specifically provided in this Section 8.1, Parkville employees will continue to be eligible to participate in the Parkville health, life and disability plans on substantially the same basis as immediately prior to the Merger Effective Time, until the Transferred Employees become eligible to participate in plans provided by the Patapsco for similarly situated employees. Patapsco will use its best efforts subject to the terms of the applicable plans, to ensure that (i) health, life and disability insurance coverage is maintained for the Transferred Employees during the transition to the Patapsco employee benefit plans on substantially the same basis as immediately prior to the Merger Effective time, and (ii) there are no pre-existing condition limitations as to benefit payments or eligibility to participate in a Patapsco group health plan.

     (d) Patapsco currently intends to offer each of the Parkville employees, other than David D. Martin, employment with Patapsco and Patapsco intends to offer each such employee the same salary as they were paid by Parkville on the Merger Effective Time. Except to the extent of commitments herein or other contractual commitments, if any, specifically made or assumed by Patapsco hereunder or by operation of law, Patapsco shall not have any obligation arising from the Merger to continue any Parkville employees in its employ or in any specific job or to provide to any employee any specified level of compensation or any incentive payments, benefits or perquisites. Notwithstanding the preceding sentence, Patapsco shall provide to any Parkville employee who is employed by Parkville at the Merger Effective Time and is subsequently terminated not for cause within one year of the Merger Effective Time, or is not offered a position with Patapsco at a salary at least as high as his or her salary at Parkville on the Merger Effective Time, a severance payment in an amount equal to two weeks salary for every year of service with Parkville and Patapsco with a minimum of ten weeks and a maximum of 26 weeks.

     (e) On the Closing Date Patapsco agrees to pay David D. Martin $271,800 in exchange for Mr. Martin's agreement to voluntarily terminate his employment pursuant to Section 8(f) of the employment agreement between Parkville and Mr. Martin as of the Closing Date. In no event shall Parkville or any Parkville subsidiary take any action or make any payments that could result, in the reasonable opinion of Patapsco or its professional advisors, either individually or in the aggregate, in the payment of an "excess parachute payment" within the meaning of Section 280G or the Internal Revenue Code of 1986 (the "Code") or that could result, in the reasonable opinion of Patapsco or its professional advisors, either individually or in the aggregate, in payments that would be nondeductible pursuant to Section 162(m) of the Code.

     (f) Except as otherwise provided in this Section 8.1, the employee benefit plans of Parkville shall, in the sole discretion of Patapsco be frozen, terminated or merged into comparable plans provided by Patapsco, effective as Patapsco shall determine in its sole discretion but not before the Merger Effective Time.

     8.2 Indemnification  and Insurance.  Subject to availability and a cost not
         ------------------------------
the exceed $20,000, Patapsco shall permit Parkville to purchase and keep in force for a period of up to five (5) years following the Merger

Effective Date, directors' and officers liability insurance to provide coverage for acts or omissions of the type and in the amount covered by Parkville's existing directors' and officers' liability insurance for acts or omissions occurring on or prior to the Merger Effective Date. Notwithstanding the foregoing, Patapsco further agrees to indemnify all current and former directors and executive officers from any acts or omissions in such capacities prior to the Effective Time, to the extent that such indemnification is provided pursuant to the Charter or Bylaws of Parkville on the date hereof and is permitted under OTS Regulations or by the FDIC.



                                   ARTICLE IX

                                     GENERAL

     9.1 Amendments. Subject to applicable law, this Agreement may be amended by
         ----------
an agreement in writing executed in the same manner as this Agreement and authorized or ratified by the Boards of Directors of the parties hereto, provided  that,  after the  adoption of the  Agreement  by the  stockholders  of
--------------
Parkville, no such amendment without further stockholder approval may change the amount or form of the consideration to be received by Parkville stockholders in the Merger.

     9.2  Confidentiality.  All information  disclosed hereafter by any party to
          ---------------
this Agreement to any other party to this Agreement, including, without limitation, any information obtained pursuant to Section 5.1 hereof, shall be kept confidential by such other party and shall not be used by such other party otherwise than as herein contemplated except to the extent that (i) it was known by such other party on a non-confidential basis when received, (ii) it is or hereafter becomes lawfully obtainable from other sources, (iii) it is necessary or appropriate to disclose to the OTS, the Federal Reserve Board, the Maryland Office of Regulation or any other applicable regulatory authority having jurisdiction over the parties or their subsidiaries or as may otherwise be required by law, or (iv) to the extent such duty as to confidentiality is waived by the other party. In the event of the termination of this Agreement, each party shall return to the other party all documents (and reproductions thereof) received from such other party (and, in the case of reproductions, all such reproductions made by the receiving party) that include information not within the exceptions contained in the first sentence of this Section 9.2.

     9.3 Governing  Law.  This  Agreement  and the legal  relations  between the
         --------------
parties shall be governed by and construed in accordance with the laws of the State of Maryland, except to the extent certain matters may be governed by federal law by reason of preemption.

     9.4  Notices.  Any notices or other  communications  required or  permitted
          -------
hereunder shall be sufficiently given if sent by registered mail or certified mail, postage prepaid, addressed, if to Patapsco, to

                             The Patapsco Bank
                             1301 Merritt Boulevard
                             Dundalk, MD 21222-2194
                             Attn:  Joseph J. Bouffard, President

   with copy to:             Stradley Ronon Stevens & Young, LLP
                             Suite 600
                             1220 19th Street, N.W.
                             Washington, D.C. 20036
                             Attn:  Gary R. Bronstein, Esq.

   or if to Parkville, to:

                            Parkville Federal Savings Bank
                            7802 Harford Road
                            Baltimore, MD  21234
                            Attn: David Martin, Chairman

   with copy to:            Jenkens & Gilchrist
                            Suite 900
                            901 - 15th Street, N.W.
                            Washington, D.C. 20005
                            Attn: Kip A. Weissman, Esq.

or such other address as shall be furnished in writing by any such party, and any such notice or communication shall be deemed to have been given two business days after the date of such mailing (except that the notice of change of address shall not be deemed to have been given until received by the addressee). Notices may also be sent by telegram, telex, facsimile transmission or hand delivery and in such event shall be deemed to have been given as of the date received.

     9.5 No Assignment. This Agreement may not be assigned by any of the parties
         -------------
hereto, by operation of law or otherwise, except as contemplated hereby.

     9.6 Headings.  The description heading of the several Articles and Sections
         --------
of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

     9.7   Counterparts.   This  Agreement  may  be  executed  in  one  or  more
           ------------
counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to each of the other parties hereto.

     9.8  Construction  and  Interpretation.  Except  as the  context  otherwise
          ---------------------------------
requires, (a) all references herein to any state or federal regulatory agency shall also be deemed to refer to any predecessor or successor agency, and (b) all references to state and federal statutes or regulations shall also be deemed to refer to any successor statute or regulation.

     9.9 Entire Agreement. This Agreement,  together with the schedules,  lists,
         ----------------
exhibits and certificates required to be delivered hereunder, and any amendment hereafter executed and delivered in accordance with Section 9.1, constitutes the entire agreement of the parties, and supersedes any prior written or oral agreement or understanding among any of the parties hereto pertaining to the Merger. This Agreement is not intended to confer upon any other persons any rights or remedies hereunder except as expressly set forth herein.

     9.10  Severability.  Whenever  possible,  each  provision of this Agreement
           ------------
shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of the Agreement.

     IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunder duly authorized, or in his own name, all as of the date set forth above.

                                   THE PATAPSCO BANK




                                   By:/s/ Joseph J. Bouffard
                                      ------------------------------------------
                                      Name:  Joseph J. Bouffard
                                      Title:  President



                                   PARKVILLE FEDERAL SAVINGS BANK



                                   By:/s/ David Martin
                                      ------------------------------------------
                                      Name:  David Martin
                                      Title:  Chairman